EXHIBIT 99

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Press Release Source:  Synergy  Resources  Corporation On Wednesday  January 12,
2011, 3:21 pm EST DENVER--(BUSINESS WIRE) -- Synergy Resources Corporation

(OTCBB:SYRG.ob - News), a domestic oil and gas exploration and production company focused in the Denver-Julesburg Basin, announced today that it completed its $18.0 million private placement of its common stock. The shares were sold to certain institutions and accredited investors in two closings on December 23, 2010 and January 11, 2011. After payment of commissions and expenses, the Company received net proceeds of approximately $16.7 million.

Oppenheimer & Co. acted as lead placement agent for the offering, with GVC Capital LLC acting as co-placement agent.

William Scaff, Vice President of Synergy Resources Corporation, remarked, "We are extremely happy to have secured this financing for the Company. The proceeds from this offering will be utilized to make acquisitions, assist in funding our 2011 drilling program and for general working capital purposes which strengthens our financial position as we continue to rapidly grow our acreage and reserves."

The securities were offered and issued only to accredited investors in a private placement transaction under Section 4(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Accordingly, the securities offered in this placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and cannot be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. As part of the transaction, Synergy has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock.

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as the 7th largest field in the U.S. in terms of proved gas reserves and 9th in production. Synergy continues to increase its acreage position in the Denver - Julesburg Basin with 21,578 gross acreage and 13,633 net acres under lease. Synergy's corporate offices are located in Platteville, Colorado. More company news and information is available at www.SYRGinfo.com.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of the securities discussed herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any state.

This press release may contain forward-looking statements. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information.

Contact:
Synergy Resources Corporation
William Scaff, 970-737-1073